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                                                                 Exhibit (h)(10)

                          EXPENSE LIMITATION AGREEMENT
                           FREE ENTERPRISE ACTION FUND
                                    SERIES OF
                            VARIABLE INSURANCE FUNDS

This EXPENSE LIMITATION AGREEMENT, dated March 1, 2005, and amended and restated effective January 1, 2006, is by and between Action Fund Management, LLC (the "Adviser") and Variable Insurance Funds (the "Trust"), on behalf of its series, the Free Enterprise Action Fund (the "Fund").

WHEREAS the Trust is a business trust organized under Massachusetts law, and is registered under the Investment Company Act of 1940 (the "1940 Act") as an open-end management investment company of the series type (the Fund being a series of the Trust); and

WHEREAS the Trust and the Adviser have entered into an Investment Advisory Agreement dated effective March 1, 2005 ("Advisory Agreement"), pursuant to which the Adviser provides investment advisory services to the Fund for compensation based on the value of the average daily net assets of the Fund; and

WHEREAS the Trust and the Adviser have determined that it is appropriate and in the best interests of the Fund and its shareholders to maintain the expenses of the Fund at a level below the level to which the Fund might otherwise be subject; NOW, THEREFORE, the parties to this Agreement acknowledge and agree to the following:

1.   EXPENSE LIMITATION

1.1 OPERATING EXPENSE LIMIT. The maximum operating expense limit ("Operating Expense Limit") in any year with respect to the Fund is the amount specified in Schedule A, which is based on a percentage of the average daily net assets of the Fund.

1.2 APPLICABLE EXPENSE LIMIT. To the extent that the aggregate expenses incurred by the Fund in any fiscal year (referred to as "Portfolio Operating Expenses") exceed the Operating Expense Limit, the excess amount ("Excess Amount") will be the liability of the Adviser. Portfolio Operating Expenses may include, but are not limited to, investment advisory fees of the Adviser. Portfolio Operating Expenses do not include interest, taxes, brokerage commissions, other expenditures capitalized in accordance with generally accepted accounting principles, and other extraordinary expenses not incurred in the ordinary course of the Fund's business.

1.3 METHOD OF COMPUTATION. To determine the Adviser's liability with respect to the Excess Amount, each month the Portfolio Operating Expenses for the Fund will be annualized as of the last day of the month. If the annualized Portfolio Operating Expenses of the Fund exceed the Operating Expense Limit of the Fund for the month, the Adviser

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will waive its investment advisory fees and/or remit to the Fund an amount sufficient to reduce the Excess Amount so that the annualized Portfolio Operating Expenses equal or fall below the applicable Operating Expense Limit. Such waivers and/or remittance will be effected on a monthly basis.

1.4 YEAR-END ADJUSTMENT. If necessary, on or before the last day of the first month of each fiscal year, an annual adjustment payment will be made by the appropriate party in order that the amount of the investment advisory fees waived or reduced by the Adviser, as well as other payments remitted by the Adviser to the Fund with respect to adjustments made to the Portfolio Operating Expenses for the previous fiscal year, shall equal the Excess Amount.

2.   REIMBURSEMENT OF FEE WAIVERS AND EXPENSE REIMBURSEMENTS

2.1 REIMBURSEMENT. If during any month in which the Advisory Agreement is still in effect, the estimated aggregate Portfolio Operating Expenses of the Fund for the month are less than the Operating Expense Limit for that month, the Adviser will be entitled to reimbursement of fees waived or amounts remitted by the Adviser to the Fund pursuant to Section 1 of this Agreement. The total amount of reimbursement recoverable by the Adviser (the "Reimbursement Amount") is the sum of all fees previously waived or remitted by the Adviser to the Fund during any of the previous three (3) years, pursuant to Section 1 of this Agreement, less any reimbursement previously paid by the Fund to the Adviser with respect to any waivers, reductions, and payments made with respect to the Fund. The Reimbursement Amount may not include any additional charges or fees, such as interest accruable on the Reimbursement Amount.

2.2 BOARD APPROVAL. No Reimbursement Amount will be paid to the Adviser in any month unless the Trust's Board of Trustees has determined that a reimbursement is in the best interest of the Fund and its shareholders. The Trust's Board of Trustees will determine quarterly in advance whether any Reimbursement Amount may be paid to the Adviser during the quarter.

3.   TERM AND TERMINATION OF AGREEMENT

After April 30, 2006, the Adviser may, upon ninety (90) days' prior written notice to the Trust, terminate this Agreement with respect to the Fund listed in Schedule A. If this Agreement is not terminated, it will continue and remain in effect from year to year after that date.

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This Agreement shall automatically terminate upon termination of the Advisory
Agreement.

4.   MISCELLANEOUS

4.1 CAPTIONS. The captions in this Agreement are included for convenience of reference only and do not define or delineate any of the provisions of the Agreement, or otherwise affect their construction or effect.

4.2 INTERPRETATION. Nothing in this Agreement requires the Trust or the Fund to take any action contrary to the Trust's Declaration of Trust, Bylaws, or any applicable statutory or regulatory requirement to which the Trust or Fund is subject, nor does this Agreement relieve or deprive the Board of Trustees of its responsibility for and control of the conduct of the affairs of the Trust or the Fund.

4.3 DEFINITIONS. Any questions of interpretation of any term or provision of this Agreement has the same meaning and is to be resolved by reference to, the 1940 Act and the Advisory Agreement between the parties.

4.4. GOVERNING LAW. This Agreement shall be governed by and its provisions shall be construed in accordance with the laws of the Commonwealth of Massachusetts, notwithstanding the conflict of law provisions of that state, and shall be construed to promote the operation of the Trust as an open-end management investment company.

4.56. MISCELLANEOUS. It is expressly agreed that the obligations of the Trust hereunder shall not be binding upon any of the Trustees, shareholders, nominees, officers, agents or employees of the Trust personally, but shall bind only the trust property of the Trust. The execution and delivery of this Agreement have been authorized by the Trustees, and this Agreement has been signed and delivered by an authorized officer of the Trust, acting as such, and neither such authorization by the Trustees nor such execution and delivery by such officer shall be deemed to have been made by any of them individually or to impose any liability on any of them personally, but shall bind only the trust property of the Trust as provided in the Trust's Declaration of Trust.

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IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their respective duly authorized officers, as of the day and year first above written.

                                        VARIABLE INSURANCE FUNDS


                                        By:
                                            ------------------------------------


                                        ACTION FUND MANAGEMENT, LLC


                                        By:
                                            ------------------------------------
                                            Steven J. Milloy
                                            Managing Director

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                                   SCHEDULE A

                          EXPENSE LIMITATION AGREEMENT
                           FREE ENTERPRISE ACTION FUND

                                    SERIES OF

                            VARIABLE INSURANCE FUNDS

                            OPERATING EXPENSE LIMITS

This Agreement relates to the following Fund of the Trust:

                               MAXIMUM OPERATING
                                 EXPENSE LIMIT
                              (AS A PERCENTAGE OF
        NAME OF FUND          AVERAGE NET ASSETS)
        ------------          -------------------
Free Enterprise Action Fund          1.75%*

* For fiscal year ended December 31, 2005, the maximum expense limit was at 2.00% of the average daily net assets of the Fund.